Exhibit 99.1

FOR IMMEDIATE RELEASE

May 22, 2018

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S NAMES MARVIN ELLISON PRESIDENT AND

CHIEF EXECUTIVE OFFICER

30-Year Retail Industry Veteran Brings Significant Experience in Leadership, Operations and Omni-Channel Strategies

Lowe’s Director Richard W. Dreiling to Become Chairman of the Board

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today announced that Marvin R. Ellison has been named president and CEO, effective July 2, 2018. He will also join Lowe’s board of directors at that time. Ellison succeeds Robert A. Niblock, who previously announced his intention to retire. The Lowe’s board has also appointed Richard W. Dreiling, a director of Lowe’s since 2012, as chairman, effective July 2, 2018.

As a 30-year industry veteran, Ellison brings significant leadership and operational expertise to Lowe’s, including experience managing a large network of stores and associates as well as insights and perspectives on managing global logistics networks. Ellison currently serves as chairman and CEO of J. C. Penney Company, Inc., where he implemented a turnaround strategy which has improved the company’s balance sheet, increased store productivity, optimized operations and grown key categories. He also has an extensive track record in the home improvement industry, having spent 12 years in senior-level operations roles with The Home Depot, Inc., where he served as executive vice president of U.S. stores. At The Home Depot, Ellison oversaw U.S. sales, operations and Pro strategic initiatives, dramatically improving customer service and efficiency across the organization to serve both do-it-yourself (DIY) and Pro customers.

Marshall O. Larsen, lead director of the board, said, “Attracting Marvin is a great win for the entire Lowe’s team. Marvin is an experienced retail CEO with extensive expertise in a complex omni-channel consumer-facing company. He also brings significant experience in the home improvement industry, with a proven track record of global operational excellence and driving results from both DIY and Pro customers. Marvin joins Lowe’s at a critical inflection point as we work to enhance our competitive position and capitalize on solid project demand in an evolving consumer environment. We look forward to shepherding an exciting new chapter for Lowe’s under Marvin’s leadership.”

Ellison said, “I am thrilled to take on the role as Lowe’s next president and CEO. Working closely with Lowe’s board, management team and the more than 310,000 talented employees, I believe we will not just compete, but win in today’s complex retail environment. Together, we will leverage Lowe’s omni-channel capabilities to deliver the most simple and seamless customer experiences as we execute with purpose and put the customer first in everything we do.”

Larsen added, “On behalf of the board, I would like to thank Robert for his leadership and dedication to Lowe’s over the last 25 years. Robert played a key role in driving our omni-channel strategy and positioning the company as a leader in home improvement. We wish him all the best in his retirement.”

Niblock said, “It has been an honor to serve as Lowe’s chairman, president and CEO. I am confident in the company’s prospects for growth and value creation under Marvin’s leadership. I know that Marvin’s deep appreciation for Lowe’s culture, people and customers make him the ideal choice to serve as this great company’s next leader, and I look forward to a smooth transition.”

About Marvin R. Ellison

Marvin Ellison currently serves as chairman and CEO of J. C. Penney Company, Inc., and previously served as president and CEO-designee of JCPenney from 2014 to 2015. Prior to that, Ellison spent more than 12 years at The Home Depot, Inc., where he served as executive vice president of U.S. stores from 2008 to 2014 and was responsible for sales, profit and overall operations for 2,000 stores, more than 275,000 employees and $65 billion in annual sales volume. Prior to joining The Home Depot, Ellison spent 15 years at Target Corporation in a variety of operational roles.

Ellison is currently a director of FedEx Corporation, the Retail Industry Leaders Association (RILA) and the National Retail Federation. Ellison was named to Fortune’s “World’s Greatest Leaders in 2016” and recognized as the “2016 Corporate Executive of the Year” by Black Enterprise. Ellison holds a BBA degree in marketing from the University of Memphis and a MBA from Emory University.

About Richard W. Dreiling

Rick Dreiling joined Lowe’s board of directors in 2012 and brings more than 40 years of retail industry experience at all operating levels. He is a past chairman of the Retail Industry Leaders Association (RILA) and serves on the board of Aramark, Kellogg Company and PulteGroup, Inc. Dreiling served as CEO of Dollar General Corporation from January 2008 to June 2015, and as chairman from December 2008 until January 2016.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,390 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “plan”, “will”, “strategy”, “look forward” and similar expressions are forward-looking statements. Forward-looking statements include, but are not limited to, statements about Lowe’s plans, objectives, priorities, expectations and intentions, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to (i) risks relating to management and key personnel changes and (ii) our ability to successfully execute on our strategy and implement our strategic initiatives. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The foregoing list of important factors that may affect future results is not exhaustive. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

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